Exhibit 99.1

FOR IMMEDIATE RELEASE

Powin Corporation Appoints Paul Furstenau Vice President of Manufacturing

Tualatin, Oregon –(June 19, 2012) – Powin Corporation (OTCQB: PWON), a Tualatin, Oregon-based OEM and direct manufacturer for some of America’s best-known wholesalers and retailers, including Walmart, Freightliner, LiteSolar and Camp-Chef, is pleased to announce that Paul Furstenau has been appointed Vice President of Manufacturing. In addition to managing the company’s Quality Bending and Fabricating (QBF) facility in Tualatin, Oregon, he will now oversee Powin’s new production facility in Saltilla Coahuila Mexico as well as all production in Powin’s overseas facilities. He also manages the Powin Distribution Center in Tualatin.

Paul Furstenau became General Manager of QBF in November 2011. Under his leadership, the facility has made significant improvements in production quality and on-time delivery standards for its clients, which include Daimler Trucks North America (Freightliner). In April 2012, he oversaw QBF’s successful recertification under the rigorous quality standards of ISO 9001.

“Paul has done a great job lifting quality and efficiency at QBF,” said Joseph Lu, Chairman and CEO of Powin Corporation.  “His first priority in his new role will be to bring our Powin Mexico facility into line with these high quality standards so that we can meet the demands of Freightliner and other clients.”

Paul Furstenau is a native of Portland and has worked in manufacturing businesses for more than 30 years. He has hands-on experience working in metal fabrication and as a production/general manager in the cabinet and furniture industries. He served as production manager at Pacific Crest Inc., where he led a large operation producing cabinets and interior packages for major builders in the Pacific Northwest.  In 1997, Furstenau became plant manager of MACO, the largest unfinished furniture manufacturer in the Northwest. Powin purchased MACO in 2006.

About Powin Corporation
Powin Corporation (www.powin.com) was founded in Tualatin, Oregon in 1990 by Joseph Lu, a Chinese-American, and is now a direct manufacturer and “OEM” (original equipment manufacturer) for more than 2,000 products distributed worldwide. The company owns the Quality Bending & Fabrication facility in Oregon, operates a joint-venture facility in Saltilla Cohuila Mexico, and maintains contracts with eight manufacturing facilities in Mainland China and two in Taiwan. Powin Energy is a wholly-owned subsidiary that offers proprietary energy storage systems as well as a range of clean energy products.  For more information please visit www.powin.com.

Powin Corporation (“PWON”) trades on OTCQB, the OTC market tier for companies that report to the SEC or a U.S. banking or insurance regulator.  Investors can find Real-Time quotes and market information for the company at http://www.otcmarkets.com/stock/PWON/quote .

Contact:	John Mangan	LeeAnn Zhao
	MAP Communications	Powin Corporation
	(503) 219-9294	leeannzh@powin.com
john@map-communications.com